Exhibit 10.2
[EXECUTION COPY]
GUARANTY AND PAYMENT AGREEMENT
(ELGIN SWEEPER COMPANY)
     This GUARANTY AND PAYMENT AGREEMENT (ELGIN SWEEPER COMPANY) (this “Agreement”) is made as of June 27, 2008 by FEDERAL SIGNAL CORPORATION, a Delaware corporation (“Guarantor”), in favor of BANC OF AMERICA PUBLIC CAPITAL CORP, a Kansas corporation (“Buyer”).
STATEMENT OF PURPOSE
     Elgin Sweeper Company, a Delaware corporation (“Seller”), and Buyer propose to enter into a Tax-Exempt Lease Purchase Agreement dated as of June 27, 2008 (as amended, supplemented, restated or otherwise modified from time to time, the “Purchase Agreement”) pursuant to which Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, in each case from time to time in accordance with the terms and conditions of the Purchase Agreement, certain tax-exempt leases and certain related assets.
     Guarantor is the sole shareholder of Seller and will derive substantial benefit from the execution and delivery of the Purchase Agreement. The execution and delivery of this Agreement by Guarantor is a condition precedent to the execution and delivery of the Purchase Agreement by Buyer.
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other consideration the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:
ARTICLE I
DEFINITIONS
     1.1. Definitions. All capitalized terms used but not defined in this Agreement shall have the respective meanings assigned to such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:
     “Buyer” has the meaning set forth in the preamble to this Agreement.
     “Enforcement Costs” has the meaning set forth in Section 2.8.
     “Excluded Amounts” has the meaning set forth in Section 5.2.
     “GAAP” means accounting principles as in effect from time to time generally accepted in the United States, applied by Guarantor and its consolidated subsidiaries on a basis consistent with the preparation of Guarantor’s consolidated financial statements.
     “Guaranteed Obligations” has the meaning set forth in Section 2.1.
     “Guarantor” has the meaning set forth in the preamble to this Agreement.
     “Indemnified Amounts” has the meaning set forth in Section 5.1.

     “Indemnified Party” has the meaning set forth in Section 5.1.
     “Material Adverse Effect” means a material adverse effect on (i) the ability of Guarantor to perform its obligations under this Agreement or any other Transaction Document, (ii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iii) the interest of Buyer in the Purchased Assets or (iv) the collectibility of the Purchased Leases.
     “Purchase Agreement” has the meaning set forth in the preamble to this Agreement.
     “Recourse Obligations” means (i) the obligation of Seller to repurchase certain Purchased Assets pursuant to Article V of the Purchase Agreement, (ii) the obligation of Seller to forward certain Collections to Buyer pursuant to Section 6.2 of the Purchase Agreement and (iii) the obligation of Seller to indemnify Buyer against certain amounts and to reimburse Buyer for certain costs and expenses, in each case pursuant to Article VII of the Purchase Agreement.
     “Seller” has the meaning set forth in the preamble to this Agreement.
ARTICLE II
GUARANTY
     2.1. Scope of Guaranty. Guarantor absolutely, unconditionally and irrevocably guarantees to Buyer (i) the full and prompt payment of all Recourse Obligations when due and payable and at all times thereafter, (ii) the full and prompt payment of all Enforcement Costs when due and payable and at all times thereafter and (iii) the full, complete and punctual observance, performance and satisfaction of all of the obligations, duties, covenants and agreements of Seller under the Purchase Agreement and the other Transaction Documents to the extent that any failure or delay by Seller in the observance, performance or satisfaction of such obligations, duties, covenants or agreements would constitute or give rise to a Recourse Obligation. All payment obligations described in clauses (i), (ii) or (iii) above are referred to herein as the “Guaranteed Obligations”, whether or not allowed or allowable as a claim in any bankruptcy or other insolvency proceeding, including any interest that would have accrued under the terms of any of the Transaction Documents.
     2.2. Payment by Guarantor. The liability of Guarantor under this Agreement shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against Seller or any other Person (including, without limitation, any other guarantor). Guarantor hereby waives any right to require that an action be brought against Seller or any other Person or to require that resort be had to any security or to any balance of any deposit account or credit on the books of Buyer in favor of Seller or any other Person. Buyer shall have the right, at its option, either before, during or after pursuing any other right or remedy against Seller or Guarantor, to perform any and all of the Guaranteed Obligations by or through any agent, contractor or subcontractor, or any of their agents, of its selection, all as Buyer in its sole discretion deems proper, and Guarantor shall indemnify and hold Buyer free and harmless from and against any and all loss, damage, cost, expense, injury or liability Buyer may suffer or incur in connection with the exercise of its rights under this Agreement or the performance of the Guaranteed Obligations, except to the extent the same arises as a result of the gross negligence or willful misconduct of Buyer.
     2.3. Cumulative Remedies. All of the remedies set forth herein and/or provided by any of the other Transaction Documents or in equity or at law shall be equally available to Buyer, and the choice by Buyer of one such alternative over another shall not be subject to question or challenge by Guarantor or any other Person, nor shall any such choice be asserted as a defense, set-off or failure to mitigate damages in any action, proceeding or counteraction by Buyer to recover or seeking any other remedy under this Agreement, nor shall such choice preclude Buyer from subsequently electing to exercise a different remedy. The parties have agreed to the alternative remedies hereinabove specified in part because they recognize that the choice of remedies in the event of a failure hereunder will necessarily be and should properly be a matter of business judgment, which the passage of time and events may or may not prove to have been the best choice to maximize recovery by Buyer at the lowest cost to Seller and/or Guarantor. It is the intention of the parties that such choice by Buyer be given conclusive effect regardless of such subsequent developments.
     2.4. Waivers. Guarantor hereby waives, to the fullest extent permitted by law, and agrees not to assert: (i) notice of acceptance of this Agreement by Buyer and any and all notices and demands of every kind which may be required to be given by any statute, rule or law; (ii) the defense of the statute of limitations in any action hereunder; (iii) any defense that may arise by reason of the lack of authority of Seller or the failure of Buyer to file or enforce a claim against the estate (in any bankruptcy or other proceeding) of Seller; (iv) demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notices (other than as may be expressly herein required) of any kind, or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurrence of any new or additional indebtedness or obligation of Seller or of any action or non action on the part of Seller or Buyer under this Agreement or any other Transaction Document; (v) any defense based upon an election of remedies by Buyer; (vi) any right or claim to or right to cause a marshalling of the assets of Seller or Guarantor; (vii) any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Agreement; (viii) any duty on the part of Buyer to disclose to Guarantor any facts Buyer may now or hereafter know about Seller, regardless of whether Buyer has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or have reason to believe that such facts are unknown to Guarantor or have a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that Guarantor is fully responsible for being and keeping informed of the financial condition of Seller and of any and all circumstances bearing on the risk that liability may be incurred by Guarantor hereunder; (ix) any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Transaction Documents; (x) any assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon an insolvency proceeding of Seller) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Buyer to enforce any of its rights, whether now or hereafter required, which Buyer may have against Guarantor; and (xi) any modification of any Transaction Document or any obligation of Seller relating to any of the Recourse Obligations by operation of law or by action of any court, whether pursuant to the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise. Without limiting the foregoing, Guarantor acknowledges and agrees that Leases may be purchased from time to time by Buyer from Seller without notice to or authorization from Guarantor, regardless of the financial or other condition of Seller at the time of any such purchase. Buyer shall have no obligation to disclose or discuss with Guarantor its assessment of the financial or other condition of Seller. Guarantor acknowledges that no representations of any kind whatsoever have been made by Buyer to Guarantor.
     2.5. Renewals; Modifications; Amendments. Guarantor agrees that Guarantor’s liability as guarantor shall in no way be impaired by (i) any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor, of the time for payment of any Guaranteed Obligation, (ii) any forbearance or delay in collecting any Guaranteed Obligation or any waiver by Buyer under the Purchase Agreement or any other Transaction Document, (iii) Buyer’s failure or election not to pursue any other remedies it may have against Seller or any change or modification in the Purchase Agreement or any other Transaction Document, (iv) the acceptance by Buyer of any security or any increase, substitution or change therein, (v) the release by Buyer of any security or any withdrawal thereof or decrease therein or (vi) the application of payments received from any source other than on account of the Guaranteed Obligations to the payment of any obligation other than the Guaranteed Obligations, even though Buyer might lawfully have elected to apply such payments to all or any part of the Guaranteed Obligations. Guarantor further agrees that Buyer may at any time enter into agreements with Seller to amend and modify the Purchase Agreement or any other Transaction Document and may waive or release any provision of the Purchase Agreement or any other Transaction Document and, with reference to such instruments, may make and enter into any such agreement as Buyer and Seller may deem proper and desirable, without in any manner impairing this Agreement or any of Buyer’s rights hereunder or any of Guarantor’s obligations hereunder.
     2.6. Unconditional Obligation. This Agreement constitutes an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection, and the obligations of Guarantor hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever. Guarantor intends to remain liable as principal for payment or performance of the Guaranteed Obligations until all such indebtedness has been irrevocably paid in full and the other terms, covenants and conditions of the Purchase Agreement, the other Transaction Documents and this Agreement have been performed, notwithstanding any circumstance, act or thing that might otherwise operate as a legal or equitable discharge of a surety. Neither Guarantor’s obligations under this Agreement nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Seller under the Purchase Agreement or any other Transaction Document or by reason of Seller’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Seller. If at any time all or any part of any payment made by Guarantor or received by Buyer under or with respect to this Agreement or any other Transaction Document is or must be rescinded or returned for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of Guarantor or Seller), then the obligations of Guarantor hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence, notwithstanding such previous payment by Guarantor or receipt of payment by Buyer, and the obligations of Guarantor hereunder shall continue to be effective or be reinstated, as the case may be, as to such payment, all as though such previous payment had never been made. The obligations of Guarantor pursuant to the preceding sentence shall survive any termination, cancellation or release of this Agreement.
     2.7. Application of Payments. Buyer may apply any amounts received by it from any source on account of any Guaranteed Obligation to the payment of the Guaranteed Obligations in such order as Buyer may from time to time elect.
     2.8. Enforcement Costs. If (i) an attorney is retained to collect this Agreement or this Agreement is collected through any legal proceeding, (ii) an attorney is retained to represent Buyer in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Agreement or in respect of any Guaranteed Obligation, (iii) an attorney is retained to provide advice or other representation with respect to an enforcement action or potential enforcement action relating to this Agreement after a default has occurred hereunder or (iv) an attorney is retained to represent Buyer in any other legal proceeding whatsoever in connection with this Agreement or any Guaranteed Obligation, then Guarantor shall pay to Buyer upon demand all reasonable attorneys’ fees, costs and expenses, including, without limitation, court costs, filing fees, recording costs, expenses of foreclosure and all other costs and expenses incurred in connection therewith, (collectively, “Enforcement Costs”) in addition to all other amounts due hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GUARANTOR
     3.1. Representations and Warranties Concerning Guarantor. Guarantor represents and warrants that the following are true as of the date of this Agreement. Each representation and warranty is made to induce Buyer to enter into the Purchase Agreement and shall be automatically restated and ratified as of each Purchase Date.
3.1.1.	Organized and Existing. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Guarantor is qualified and in good standing to do business as a foreign corporation in each state or other jurisdiction where its business requires such qualification and where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

3.1.2.	No Contravention. Guarantor’s execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party do not and will not conflict with its charter or by-laws, any material agreement to which it is a party or by which it is bound, any applicable law, rule or regulation, or any court or administrative order, judgment or decree binding on it or its properties.

3.1.3.	Power and Authority; Authorization, Execution and Delivery. Guarantor’s execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party are within its corporate power and authority and have been duly authorized by all necessary corporate action. Guarantor has duly executed and delivered this Agreement and each other Transaction Document to which it is a party.

3.1.4.	Valid, Binding and Enforceable. This Agreement and each other Transaction Document to which it is a party are valid, binding and enforceable against Guarantor in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.1.5.	Governmental Authorization; Other Consents. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or other Person that has not been obtained is required for the due execution and delivery by Guarantor of this Agreement or any other Transaction Document to which Guarantor is a party or the performance by Guarantor of its obligations hereunder or thereunder.

3.1.6.	Actions; Suits; Proceedings. Except as described in the Forms 10-K, 10-Q and 8-K of Guarantor, there are no actions, suits or proceedings pending or, to Guarantor’s knowledge, threatened, against or affecting Guarantor or any of its properties in or before any court, arbitrator or governmental body that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Guarantor is not in default with respect to any order of any court, arbitrator or governmental body binding upon it or any of its properties

3.1.7.	Accuracy of Information. All written information with respect to Guarantor or the Purchased Assets furnished by Guarantor to Buyer under or in connection with this Agreement or any other Transaction Document is true and accurate in all material respects as of the date such information is or is deemed to be stated or certified and does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading in any material respect as of the date such information is or is deemed to be stated or certified (it being understood that this Section 3.1.7 shall not apply to any untrue or inaccurate information or any information that contains a misstatement or omission if, in each case, such information is corrected in written information subsequently furnished by Guarantor to Buyer under or in connection with this Agreement or any other Transaction Document).
3.1.8.	Financial Statements. All financial statements of Guarantor delivered to Buyer have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects the financial condition of Guarantor as of the date thereof and results of operations for the period then ended.

3.1.9.	Compliance with Laws. Guarantor has complied with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.1.10.	Solvency. Both before and immediately after giving effect to any of the transactions contemplated by this Agreement, the Purchase Agreement and the other Transaction Documents, (i) the present fair salable value of the assets of Guarantor is in excess of the amount that will be required to pay its probable liability on its existing debts as such debts become absolute and matured, (ii) Guarantor has received reasonably equivalent value for executing and delivering this Agreement, (iii) the property remaining in the hands of Guarantor is not an unreasonably small capital and (iv) Guarantor is able to pay its debts as they mature.
ARTICLE IV
COVENANTS OF GUARANTOR
     4.1. Financial Reporting. Guarantor shall maintain and cause to be maintained, for itself and each of its subsidiaries, a system of accounting established and administered in accordance with GAAP, and, if Guarantor shall cease to file periodic Forms 10-K and 10-Q and other periodic financial statements required of reporting companies by the SEC, Guarantor shall, with respect to the first such period for which it ceases to file such reports, begin furnishing to Buyer (i) not later than forty-five (45) days after the end of each of its fiscal quarters, quarterly unaudited financial statements for Guarantor and its consolidated subsidiaries, prepared according to GAAP and presenting fairly the financial condition of Guarantor and its consolidated subsidiaries as at the end of such quarter, and certified as true and correct by Guarantor’s chief financial officer (subject to year-end adjustments), (ii) not later than one hundred twenty (120) days after the end of each of its fiscal years, annual audited financial statements for Guarantor and its consolidated subsidiaries and related audit reports for such year, prepared according to GAAP and presenting fairly the year-end financial condition of Guarantor and its consolidated subsidiaries and the results of operations for such year, signed by independent certified public accountants of recognized national standing and (iii) such other information regarding any of the foregoing that Buyer may reasonably request.
     4.2. Notice of Material Events. Guarantor shall promptly forward to Buyer all material written communications that it receives after the related Purchase Date with respect to any Purchased Lease (other than any such communication also sent to Buyer) and shall promptly notify Buyer in writing if it receives written notice of the occurrence of an Insolvency Event with respect to any Obligor under a

Purchased Lease or the occurrence of an event of non-appropriation with respect to any Purchased Lease. Guarantor shall endeavor in good faith to notify Buyer promptly if it receives written notice of or otherwise obtains knowledge of the occurrence or existence of any other event or circumstance with respect to any Obligor or any Equipment that would reasonably be expected to have a material adverse effect on the interest of Buyer in the related Purchased Assets or the collectibility of the related Purchased Leases.
     4.3. Compliance with Laws; Preservation of Corporate Existence. Guarantor shall comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards imposed by all governmental authorities in respect of the conduct of its business and the ownership of its properties, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Guarantor shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so qualify or remain qualified would not reasonably be expected to have a Material Adverse Effect.
     4.4. Adverse Claims. Guarantor shall defend the interest of Buyer (to the extent transferred to Buyer under the Purchase Agreement) in, to and under the Purchased Leases and all other Purchased Assets against all claims of third parties claiming through or under Guarantor or any of its affiliates.
ARTICLE V
INDEMNIFICATION
     5.1. Indemnification. Without limiting any other rights that Buyer may have hereunder or under applicable law, Guarantor hereby agrees to indemnify Buyer and its assigns, officers, directors, agents and employees (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and other amounts payable by, awarded against or incurred by any such Indemnified Party, including reasonable attorneys’ fees and disbursements (collectively, “Indemnified Amounts”), including losses in respect of uncollectible Purchased Leases (regardless of whether reimbursement therefor would constitute recourse to Guarantor) but excluding any Excluded Amounts, to the extent arising out of or as a result of (or claimed or alleged to be arising out of or as a result of):
(a)	any failure of any written representation or warranty made by or on behalf of Guarantor or Seller (or any officer of Guarantor or Seller) under or in connection with this Agreement, the Purchase Agreement or any other Transaction Document to be true and correct when made or deemed made (it being understood that the Indemnified Amounts with respect to any breach of the representation and warranty set forth in Section 3.2.9 of the Purchase Agreement shall be limited to amounts necessary to restore to Buyer its after-tax yield on the transaction evidenced by the related Purchased Lease);

(b)	any failure of Guarantor or Seller to comply on or before the related Purchase Date with any applicable law, rule or regulation with respect to any Purchased Lease or the nonconformity of any Purchased Lease on or before the related Purchase Date with any applicable law, rule or regulation, or any failure of Guarantor or Seller to keep or perform any obligation, express or implied, arising or accrued with respect to any Purchased Lease on or before the related Purchase Date;

(c)	any failure of Guarantor or Seller to perform its covenants or other obligations under and in accordance with the provisions of this Agreement, the Purchase Agreement or any other Transaction Document;

(d)	any products liability, personal injury or damage suit or other similar claim arising out of or in connection with any Equipment that is the subject of any Purchased Lease;

(e)	any dispute, claim, offset or defense of any Obligor (other than any discharge in bankruptcy of such Obligor or any failure to appropriate by such Obligor) to the payment of any amount payable under any Purchased Lease (including, without limitation, a defense based on such Purchased Lease not being a legal, valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its terms), or any other claim relating to the sale or performance of any goods, merchandise, insurance or services that are the subject of such Purchased Lease or the furnishing or failure to furnish such goods, merchandise, insurance or services;

(f)	the occurrence of any Insolvency Event with respect to Guarantor or Seller, including, without limitation, any adversary proceeding or any contested matter arising in any insolvency proceeding, whether or not an Indemnified Person is a party thereto;

(g)	any failure of Buyer to acquire legal and equitable title to, and ownership of, any Purchased Lease (including the Collections thereon) free and clear of any Adverse Claim (except as created by the Purchase Agreement or any other Transaction Document);

(h)	any failure of Buyer to acquire a perfected, first-priority security interest in any Equipment leased under any Purchased Lease, free and clear of any Adverse Claim (except as created by the Purchase Agreement or any other Transaction Document), or any attempt by any Person to void such security interest under statutory provisions or common law or equitable action; or

(i)	the existence with respect to Equipment that constitutes fire trucks or other emergency response vehicles of any lien held by the Pennsylvania Emergency Management Agency (PEMA) arising pursuant to its Volunteer Fire Company, Ambulance Services and Rescue Squad Assistance program.
provided, however, that, if Buyer seeks indemnification from Guarantor for a breach of the representation and warranty set forth in Section 3.2.9 of the Purchase Agreement, Guarantor may, in its absolute and sole discretion, repurchase the related Purchased Lease and all other related Purchased Assets for an amount equal to the Investment Balance of such Purchased Lease (such Investment Balance to be calculated as of the date of such repurchase) plus any additional amount necessary to restore to Buyer its after-tax yield on the transaction evidenced by such Purchased Lease through the date of such repurchase. If Guarantor elects to repurchase Purchased Assets pursuant to the preceding proviso, (i) Guarantor shall, on the related repurchase date, pay the related repurchase price by wire transfer of immediately available funds to an account designated by Buyer, (ii) Buyer shall, on such repurchase date, execute such documents and instruments of transfer or assignment and take such other actions as may be reasonably requested by Guarantor to effect the sale of such Purchased Assets to Guarantor and (iii) all obligations of Guarantor under this Section 5.1 with respect to such breach shall terminate automatically as of such repurchase date. All such Purchased Assets shall be reassigned by Buyer without recourse, representation or warranty of any kind.

     Buyer shall provide (or shall cause another Indemnified Party to provide) prompt written notice to Guarantor of any event or circumstance giving rise to an Indemnified Amount; provided, however, that any delay or failure to do so shall not limit Guarantor ‘s obligations under this Section 5.1. If Guarantor pays or provides to Buyer’s satisfaction for payment under this Section 5.1, Guarantor shall have the right to control indemnity defenses and settle indemnity claims.
     5.2. Excluded Amounts. Notwithstanding anything in Section 5.1 to the contrary, Guarantor shall not have any obligation to indemnify an Indemnified Party with respect to any of the following (collectively, “Excluded Amounts”): (i) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification; (ii) Indemnified Amounts to the extent such amounts include losses in respect of a Purchased Lease that is uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor or the failure at any time of the related Obligor to budget and appropriate sufficient moneys to make any Scheduled Payment or other amount due under such Purchased Lease (except to the extent that such losses arise out of or as a result of a breach with respect to such Purchased Lease of the representation and warranty set forth in Section 3.2 of the Purchase Agreement); or (iii) taxes on or measured by the overall net income of such Indemnified Party imposed by any jurisdiction in which such Indemnified Party is subject to taxation; provided, however, that nothing contained in this Section 5.2 shall limit the liability of Guarantor, or limit the recourse of Buyer to Guarantor or Seller, for amounts otherwise specifically provided to be Recourse Obligations under the terms of this Agreement.
ARTICLE VII
MISCELLANEOUS
     6.1. Notices. All notices and other communications provided to Guarantor or Buyer under this Agreement shall be in writing (including, without limitation, bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to such Person at their respective addresses specified below or at such other address or fax number as such Person may hereafter specify for the purpose of notice to the other Person. Each such notice or other communication shall be effective (i) if given by telecopy or electronic facsimile transmission, upon receipt of electronic confirmation of receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail registered with return receipt requested or (iii) if given by any other means, when received at the address specified in this Section 6.1. All such notices and other communications shall be given to the following addresses:
If to Guarantor:
Federal Signal Corporation
1415 West 22nd Street, Suite 1100
Oak Brook, Illinois 60523
Telecopy: (630) 954-2041
Attention: Treasurer
with a copy to:
Federal Signal Corporation
1415 West 22nd Street, Suite 1100
Oak Brook, Illinois 60523
Telecopy: (630) 954-2138
Attention: General Counsel

If to Buyer:
Banc of America Public Capital Corp
231 South LaSalle Street
8th Floor
Chicago, Illinois 60697
Telecopy: (312) 974-9052
Attention: Senior Credit Officer, Global Vendor Finance Division
Reference: Federal Signal
     6.2. Termination. This Agreement constitutes a continuing guaranty and shall remain in full force and effect until the irrevocable payment in full of all of the Guaranteed Obligations, irrespective of any interruption in the business relations of Seller and Buyer or any transfer by Guarantor of any interest in Seller.
     6.3. Survival of Terms. All representations and warranties made by Guarantor in this Agreement shall survive the execution and delivery of this Agreement regardless of any investigation made by Buyer and notwithstanding that Buyer may have had notice or knowledge that any such representation or warranty was incorrect. The provisions of Article IV and Article V (and any provisions of this Agreement relating to the enforcement of such provisions) shall survive any termination of this Agreement.
     6.4. Successive Actions. A separate right of action hereunder shall arise each time Buyer acquires knowledge of any matter indemnified or guaranteed by Guarantor under this Agreement. Buyer may bring separate and successive actions hereunder to enforce any of the provisions hereof at any time and from time to time. No action hereunder shall preclude any subsequent action, and Guarantor hereby waives and covenants not to assert any defense in the nature of splitting of causes of action or merger of judgments.
     6.5. Waiver by Guarantor. Guarantor covenants and agrees that, upon the commencement of a voluntary or involuntary bankruptcy proceeding by or against Seller, Guarantor shall not seek or cause Seller or any other Person to seek a supplemental stay or other relief, whether injunctive or otherwise, pursuant to 11 U.S.C. §105 or any other provision of the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction, now or hereafter in effect, which may be or become applicable, to stay, interdict, condition, reduce or inhibit the ability of Buyer to enforce any rights of Buyer against Guarantor by virtue of this Agreement or otherwise.
     6.6. Governing Law; Assignments. This Agreement has been delivered for acceptance by Buyer in Chicago, Illinois and shall be governed by, and construed in accordance with, the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois. The rights and obligations of Buyer and Guarantor under this Agreement will inure to the benefit of, and be binding upon, their successors and permitted assigns. Buyer may assign or transfer this Agreement or any of its rights under this Agreement or any Purchased Assets to any other party without notice. All references to “Buyer” in this Agreement shall include its assigns and transferees, whether immediate or remote. Guarantor may not assign or transfer this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Buyer (which consent shall not be unreasonably withheld).
     6.7. Cooperation. Guarantor shall, from time to time upon reasonable notice and during normal business hours, in each case to the extent reasonably necessary to enable Buyer to reconcile

Obligor payments or otherwise service the Purchased Leases, to comply with governmental requirements or regulations or to prosecute or defend third-party claims, make reasonably available to Buyer and its agents all information maintained by or on behalf of Guarantor with respect to the Purchased Assets. Buyer shall, from time to time upon reasonable notice and during normal business hours, in each case to the extent reasonably necessary to enable Guarantor to comply with its obligation to repurchase Purchased Assets pursuant to this Agreement, to comply with governmental requirements or regulations or to prosecute or defend third-party claims, make reasonably available to Guarantor or its agents copies of the Purchased Leases and all other documents included in the related Lease Files.
     6.8. JURY TRIAL WAIVER; VENUE; JURISDICTION; SERVICE. BUYER AND GUARANTOR EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING FROM OR RELATED TO THIS AGREEMENT. ANY STATE OR FEDERAL COURT LOCATED IN COOK COUNTY, ILLINOIS, SHALL HAVE NON-EXCLUSIVE JURISDICTION OVER ANY ACTION OR PROCEEDING ARISING FROM OR RELATED TO THIS AGREEMENT. GUARANTOR SUBMITS TO THE JURISDICTION OF SUCH COURTS AND WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, ANY INCONVENIENT FORUM DEFENSE IT MAY HAVE TO ANY SUCH ACTION OR PROCEEDING. A FINAL JUDGMENT RENDERED IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION 6.8 SHALL AFFECT OR IMPAIR GUARANTOR’S OR BUYER’S RIGHT TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW.
     6.9. Captions; Savings. The section headings in this Agreement shall not be used to construe the terms and conditions of this Agreement. The obligations of Buyer and Guarantor to perform under this Agreement are limited by and subject to all applicable laws, rules and regulations. Wherever possible, each provision of this Agreement shall be interpreted as effective and valid under applicable law. If any provision of this Agreement is prohibited or invalid, such provision shall be ineffective to the extent of such prohibition or invalidity and the remainder of this Agreement shall remain valid.
     6.10. Complete Agreement; Amendments; Waivers. This Agreement and the other Transaction Documents represent the complete understanding of the parties concerning the subject matter of this Agreement and supersede any and all previous agreements or understandings, written or oral, relating to the subject matter of this Agreement. Amendments to this Agreement shall only be effective if in writing and signed by duly authorized officers of Buyer and Guarantor. Waivers of any provision of this Agreement shall only be effective if in writing and signed by the party to be bound, and any waiver will be effective only as to the matters expressly covered in such writing. Any party’s knowledge of any breach of or non-compliance with any other party’s covenants, agreements, representations or warranties shall not constitute a waiver. No failure or delay by any party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and/or remedies provided by law.
     6.11. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, duly authorized officers of Guarantor and Buyer have executed this Agreement as of the date first set forth above.

FEDERAL SIGNAL CORPORATION
By:
	Name:	David Janek
	Title:	Vice President and Treasurer

BANC OF AMERICA PUBLIC CAPITAL CORP
By:
	Name:	Glen L. Van de Loo
	Title:	Senior Vice President

Guaranty and Payment Agreement
(Elgin Sweeper Company)